                                                                     EXHIBIT (B)


                   [SUNTRUST EQUITABLE SECURITIES LETTERHEAD]


                                  July 26, 2000


John H. Harland Company
2939 Miller Road
Decatur, GA  30035

Attention: John Stakel
           Treasurer

           RE: $325,000,000 CREDIT FACILITY TO JOHN H. HARLAND COMPANY

Ladies and Gentlemen:

         SunTrust Bank ("SunTrust Bank") is pleased to confirm to you that SunTrust Bank, subject to the terms and conditions set forth in this letter and the terms attached hereto as Annex 1 (collectively, this "Commitment Letter), commits to provide financing of up to $225,000,000 in the $325,000,000 Senior Revolving Credit Facility (the "Credit Facility") to John H. Harland Company, a Georgia corporation (the "Company").

         SunTrust Bank reserves the right, with the assistance of its affiliate SunTrust Equitable Securities Corporation ("SunTrust Equitable Securities", and together with SunTrust Bank, "SunTrust"), to use its commercially reasonable efforts to arrange a syndicate of lenders (collectively, including SunTrust Bank, the "Lenders") prior to and following the closing of the Credit Facility to issue commitments to the Company to fund the Credit Facility, on the terms and conditions set forth in this Commitment Letter, with SunTrust Bank acting as sole agent for such Lenders in connection with the Credit Facility. It is the current intent of SunTrust Bank to hold or retain a commitment of $50,000,000 in the Credit Facility following syndication. This Commitment Letter assumes that such a syndicate of Lenders shall be arranged by SunTrust Equitable Securities, and as part of its syndication effort, SunTrust Equitable Securities reserves the right to appoint co-agents or to offer any other titles or fees with such other Lenders as deemed appropriate by SunTrust.

A.       TERMS AND CONDITIONS OF THE CREDIT FACILITY

         The Credit Facility shall consist of a $325,000,000 Senior Revolving Credit Facility. The principal terms and conditions of the Credit Facility shall include those set forth in the term sheet attached hereto as Annex 1 (the "Term Sheet"). In addition, SunTrust Bank and the Lenders may require certain other customary terms and conditions found in a credit facility of this type, which may not be specifically listed on the Term Sheet.

B.       SYNDICATION

         As set forth above, while SunTrust Bank is providing a commitment of up to $225,000,000 in the Credit Facility, subject to the terms and conditions herein, SunTrust Equitable Securities shall undertake to syndicate the portion which SunTrust Bank does not intend to hold or retain of the Credit Facility (SunTrust Bank's intended hold amount is referenced on page 1 of this Commitment Letter); and as a material inducement to SunTrust Bank issuing the commitment set forth herein, you agree to cooperate in such syndication process. You understand that the Credit Facility will likely be closed with SunTrust as the only Lender (so that the committed amount at closing will be limited to $225,000,000) and that the syndication will take place after the closing. SunTrust Equitable

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JOHN H. HARLAND COMPANY
July 26, 2000
Page 2

Securities shall manage all aspects of the syndication, in consultation with SunTrust Bank and the Company where commercially reasonable, including the timing of all offers to potential Lenders, the allocation of commitments, and the determination of compensation and titles (such as co-agent, managing agent, etc.) given, if any, to such Lenders. As consideration for this undertaking and the obligations of SunTrust hereunder, the Company agrees that SunTrust Bank shall be the sole agent with respect to the Credit Facility and that SunTrust Equitable Securities shall act as sole arranger with respect to the remaining syndicate, and that no additional agents, co-agents or arrangers shall be appointed, or other titles conferred, without the prior written consent of SunTrust. The Company also agrees that no Lender shall receive any compensation for its commitment to, or participation in, the Credit Facility, except as expressly set forth in the Term Sheet or the Fee Letter (as defined below).

         The Company agrees to take all action as SunTrust may reasonably request to assist SunTrust Equitable Securities in forming a syndicate of Lenders. The Company's assistance shall include but not be limited to: (i) making senior management and representatives of the Company and its affiliates available to participate in meetings and to provide information to potential Lenders and participants at such times and places as SunTrust may reasonably request; (ii) using the Company's existing banking relationships to assist in the syndication process; and (iii) providing to SunTrust all information reasonably deemed necessary by SunTrust Equitable Securities to complete the syndication, including an information memorandum to be prepared by SunTrust with respect to the Credit Facility and the Company. In addition, SunTrust shall be entitled, after consultation with the Company, to change the structure, terms or pricing of the Credit Facility if the syndication has not been completed (such syndication to include reducing SunTrust Bank's commitment to $50,000,000), and if SunTrust Equitable Securities determines that such changes are advisable in order to ensure a successful syndication of the Credit Facility; provided that the amount of the Credit Facility shall remain unchanged. You agree that you will execute and deliver any appropriate amendments to the loan documents to effectuate such changes.

         To ensure an orderly and effective syndication of the Credit Facility, the Company further agrees that until the successful syndication of the Credit Facility, the Company shall not, and shall not permit any of its affiliates or agents to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof), except with the prior written consent of SunTrust, other than (i) the issuance of commercial paper or other short term debt under programs currently in place, or (ii) the issuance of any equity.

C.       FEES

         The fees payable to SunTrust Bank, as agent, and SunTrust Equitable Securities, as arranger, are set forth in that certain fee letter between the Company and SunTrust dated as of even date herewith (the "Fee Letter"). The obligations of SunTrust pursuant to this Commitment Letter are subject to the execution and return of the Fee Letter by the Company, which Fee Letter constitutes an integral part of this Commitment Letter.

D.       CONDITIONS PRECEDENT

         The commitments and undertakings of SunTrust Bank and SunTrust Equitable Securities are subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the absence of (A) a material adverse change in the business, condition (financial or otherwise), operations or properties of the Company and its subsidiaries, or affiliates, as reflected in its consolidated financial statements as of March 31, 2000, (B) any change after the date hereof in loan syndication, financial or capital market conditions generally that, in SunTrust Equitable Securities' judgment, would materially impair syndication of the Credit Facility; (iii) the accuracy of all representations which you make to us and all information which you furnish us and your compliance

JOHN H. HARLAND COMPANY
July 26, 2000
Page 3

with the terms of this Commitment Letter; (iv) the payment in full of all fees, expenses and other amounts payable hereunder and under the Fee Letter; and (v) a closing of the Credit Facility on or prior to October 12, 2000.

E.       REPRESENTATIONS

         You represent and warrant that information made available to SunTrust by you or any of your representatives in connection with the transactions contemplated hereby is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. You agree to supplement the information provided to SunTrust from time to time so that the representation and warranty contained in this paragraph remains correct.

         In issuing the commitments and undertakings hereunder and in arranging and syndicating the Credit Facility, SunTrust Bank and SunTrust Equitable Securities are relying on the accuracy of such information furnished to them by you without independent verification thereof.

F.       INDEMNITIES, EXPENSES, ETC.

         1. Indemnification. You further agree to indemnify and hold harmless SunTrust Equitable Securities and each Lender (including SunTrust Bank) and each director, officer, employee, affiliate, and agent thereof (each, an "Indemnified Person") against, and to reimburse each Indemnified Person, upon its demand, for any losses, claims, damages, liabilities or other expenses ("Losses") incurred by such Indemnified Person insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter, the Fee Letter or the financing contemplated hereby, including, without limitation, Losses participating in any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto); provided that the foregoing shall not apply to any Losses to the extent that such losses result from the gross negligence or willful misconduct of such Indemnified Person. Your obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination of this Commitment Letter.

         2. CONSEQUENTIAL DAMAGES. NEITHER SUNTRUST BANK NOR SUNTRUST EQUITABLE SECURITIES SHALL BE RESPONSIBLE OR LIABLE TO THE COMPANY OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS COMMITMENT LETTER, THE FEE LETTER, THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         3. Expenses. In further consideration of the commitments and undertakings of SunTrust hereunder, and recognizing that in connection herewith SunTrust will be incurring certain out-of-pocket costs and expenses (including, without limitation, fees and disbursements of counsel, and costs and expenses for syndication, due diligence, transportation, duplication, mailings, messenger services, computer, appraisal, audit, and insurance), you hereby agree to pay, or reimburse SunTrust on demand for, all such reasonable costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated. You also agree to pay all reasonable costs and expenses of SunTrust (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder. Your obligation in respect of costs and expenses shall survive the expiration or termination of this Commitment Letter.

JOHN H. HARLAND COMPANY
July 26, 2000
Page 4

G.       SPECIAL DISCLOSURE

         SunTrust Equitable Securities is a wholly-owned subsidiary of SunTrust Banks, Inc. and an affiliate of SunTrust Bank. SunTrust Equitable Securities is a broker/dealer registered with the Securities and Exchange Commission (SEC) and a member of the National Association of Securities Dealers, Inc. (NASD), the New York Stock Exchange (NYSE), and the Securities Investor Protection Corporation
(SIPC). Although it is a subsidiary of SunTrust Banks, Inc., SunTrust Equitable Securities is not a bank and is separate from any affiliated SunTrust Bank. SunTrust Equitable Securities is solely responsible for its contractual obligations and commitments.

         Securities and financial instruments sold, offered, or recommended by SunTrust Equitable Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation (FDIC), or the SIPC, or any governmental agency and are not obligations of or endorsed or guaranteed in any way by any bank affiliated with SunTrust Equitable Securities or any other bank unless otherwise stated.

         You authorize SunTrust Equitable Securities and its affiliates, including SunTrust Bank and any other SunTrust affiliated bank, to share with each other credit and other confidential or non-public information regarding you and your accounts. It is the policy of SunTrust Bank, SunTrust Equitable Securities, and all other SunTrust affiliates to strictly protect confidential client information. Therefore, any information shared by us will be on a limited basis and only to people within our organization who are part of our relationship team, except as otherwise provided in this letter.

H.       MISCELLANEOUS

         1. Effectiveness. This Commitment Letter shall constitute a binding obligation of SunTrust for all purposes immediately upon the acceptance hereof by the Company in the manner provided herein. Notwithstanding any other provision of this Commitment Letter, SunTrust's commitments and undertakings as set forth herein shall not be or become effective for any purpose unless and until this Commitment Letter shall have been accepted by the Company in the manner specified below.

         2. Acceptance by the Company. If you are in agreement with the foregoing, please sign and return the enclosed copy of this Commitment Letter by fax and overnight mail to:

                           SunTrust Equitable Securities
                           303 Peachtree Street, 24th Floor
                           Atlanta, GA 30308

                           Attention: Jenna Kelly
                           Fax: (404) 827-6514

         3. Termination. Unless you have signed and returned the enclosed copy of this Commitment Letter prior to 5:00 p.m., Atlanta, Georgia time, on July 28, 2000, SunTrust's obligations hereunder shall terminate on such date. In no event shall SunTrust Bank or any other Lender have any obligation to make the Credit Facility available unless the related credit agreement and other binding legal documents have been executed on or prior to October 12, 2000 (the "Closing Date"). In addition to the foregoing, this Commitment Letter may be terminated at any time by mutual agreement.

         4. No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Company and SunTrust; no provision hereof shall be deemed to confer rights on any other person or entity.

JOHN H. HARLAND COMPANY
July 26, 2000
Page 5

         5. No Assignment. This Commitment Letter may not be assigned by the Company to any other person or entity, but all of the obligations of the Company hereunder shall be binding upon the successors and assigns of the Company.

         6. GOVERNING LAW. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         7. WAIVERS OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND SUNTRUST EACH HEREBY WAIVES JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER OR ANY OTHER DOCUMENTS CONTEMPLATED HEREBY.

         8. Counterparts. This Commitment Letter may be executed in any number of separate counterparts, each of which shall collectively and separately, constitute one agreement.

         9. Entire Agreement. Upon acceptance by you as provided herein, this Commitment Letter and the Term Sheet attached hereto and the Fee Letter referenced herein shall supersede all understandings and agreements between the parties to this Commitment Letter in respect of the transactions contemplated hereby.

         10. Loan Document. This letter shall be considered a "Loan Document" under the Credit Facility until a successful syndication shall occur.


         We look forward to working with you on this transaction.

                                Very truly yours,

                                SUNTRUST BANK


                                By: /S/ Brian K. Peters
                                    ----------------------
                                Name: Brian K. Peters
                                Title: Managing Director



                                SUNTRUST EQUITABLE SECURITIES
                                CORPORATION


                                By: /s/ Peter C. Vaky
                                    ----------------------
                                Name: Peter C. Vaky
                                Title: Managing Director

JOHN H. HARLAND COMPANY
July 26, 2000
Page 6


ACCEPTED AND AGREED
this 28 day of July, 2000:

JOHN H. HARLAND COMPANY


By: /s/ John Stakel
    ----------------------
Name:  John Stakel
Title: VP/Treasurer

                                     ANNEX I
                  SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF
                  $325,000,000 SENIOR REVOLVING CREDIT FACILITY

I.       DESCRIPTION OF THE FACILITY


CREDIT FACILITY:  $325,000,000 Senior Revolving Credit Facility with a
                  $20,000,000 Letter of Credit subfacility and a $20,000,000 Swingline subfacility ("Revolver"); provided, however, that until a successful syndication occurs and additional commitments are received such that SunTrust's commitment is reduced to $50,000,000, the Revolver will be limited to $225,000,000.

BORROWER:         John H. Harland Company (the "Borrower").

GUARANTORS:       All present and future direct and indirect wholly-owned
                  domestic subsidiaries of the Borrower (including JH
                  Acquisition Corp.). Concentrex Incorporated and its subsidiaries (collectively, "Concentrex") shall become guarantors immediately upon consummation of the merger between JH Acquisition Corp. and Concentrex Incorporated.

ADMINISTRATIVE
AGENT:            SunTrust Bank ("SunTrust" or the "Agent").

LEAD ARRANGER:    SunTrust Equitable Securities Corporation (the "Arranger").

SUNTRUST
COMMITMENT:       $225,000,000 of the $325,000,000 Revolver

LENDERS: SunTrust and a syndicate of financial institutions acceptable to the Borrower, the Arranger and SunTrust, as Agent (together, the "Lenders").

SWINGLINE LENDER: SunTrust Bank

ISSUING BANK:     SunTrust Bank

PURPOSE: Proceeds shall be used to refinance existing debt, for the proposed acquisition, for future permitted acquisitions, and for working capital and general corporate purposes.

MATURITY:         Revolver shall terminate 5 years from Closing.

COLLATERAL:       Unsecured (other than a stock pledge of material wholly-owned non-domestic subsidiaries described below), with a negative pledge on all present and future assets with certain exceptions set forth herein. 65% of the stock of any wholly-owned non-domestic subsidiary which at any

Note: Italicized terms are defined in the attached Exhibit A ("Selected Definitions").

John H. Harland Company
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                  time accounts for more than 5% of Total Revenue (a "Material
                  Foreign Subsidiary") shall be pledged to the Lenders.

II.      PRICING AND PAYMENT TERMS FOR THE FACILITIES

INTEREST RATE
OPTIONS: The Borrower shall be entitled to select between the following interest rate options for syndicated advances:

                  (i) Base Rate, or (ii) LIBOR plus the Applicable Margin for Revolving Loans; provided, however, that loans under the Swingline subfacility shall bear interest at the Swingline Rate.

INTEREST; INTEREST
PAYMENTS:         Interest shall be calculated on all obligations on the basis of a 360-day year other than interest accruing at the Prime
                  Rate which shall be calculated on the basis of a 365 day year.
                  Interest shall be payable on outstanding advances as follows:


                  (i) Base Rate advances- On the last day of each fiscal quarter, in arrears.

                  (ii) LIBOR advances - At the expiration of each Interest Period, and with respect to loans made for an Interest Period longer than three months, on the last day of each three-month period prior to the expiration of the Interest Period.

                  (iii) Swing Line advances - At the expiration of each Interest Period.

DEFAULT RATE:     If any event of default has occurred and is continuing, at the option of the Required Lenders, the otherwise then applicable rates shall be increased by 2% per annum; provided that, for any LIBOR advances, at the end of the applicable Interest
                  Period, interest shall accrue at the Base Rate plus the Applicable Margin plus 2% per annum. Default interest shall be payable on demand.

COMMITMENT FEE:   A Commitment Fee shall be payable quarterly in arrears on the average daily unused portion of the Credit Facility, in an amount equal to the percentage designated in Exhibit B for Commitment Fee based on the ratio of Borrower's Total Debt to EBITDA. The Commitment Fee percentage shall initially be 0.225%, provided, however, that upon delivery to the Agent of Borrower's financial statements for the fiscal quarter ending
                  September 30, 2000, the Commitment Fee percentage shall be reset to the percentage designated in Exhibit B for Commitment
                  Fee based on the Borrower's ratio of Total Debt to EBITDA for the preceding four fiscal quarter period then ending, measured quarterly, such new Commitment Fee percentage being effective as of the second business day following the date that the Agent receives the Borrower's applicable financial statements.


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John H. Harland Company
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                  Outstanding letters of credit under the Revolver will be
                  deemed usage of the Credit Facility, but loans under the Swingline shall not be deemed usage of the Revolver. Both outstanding letters of credit and loans under the Swingline shall be included in Total Debt.

LETTER OF CREDIT
FEE: A letter of credit fee shall be payable quarterly in arrears at a rate equal to the Applicable Margin on the average outstanding letters of credit issued under the Credit Facility, to be shared proportionately by lenders in accordance with their participation in the respective letters of credit. In addition, a facing fee of 0.125% and other customary administrative charges shall be paid to the Issuing Bank for its own account. In each case, fees shall be calculated on the aggregate amount available to be drawn under the Letter of Credit.

FUNDING: The Borrower shall provide prior written notice (or telephonic notice promptly confirmed in writing) of funding requests and interest rate conversions to the Agent (i) by 11:00 a.m. at least one business day in advance of borrowing with respect to Base Rate advances; and, (ii) by 11:00 a.m. at least three business days in advance with respect to LIBOR advances. LIBOR advances shall be in minimum amounts of $5,000,000 and in integral multiples of $1,000,000 and Base Rate advances shall be in minimum amounts of $1,000,000 and in integral multiples of $100,000. Each Lender shall make its funds available to the Agent not later than 11:00 a.m. (Atlanta, Georgia time) on the funding date for Base Rate and LIBOR advances. No more than a total of ten advances subject to LIBOR pricing may be in effect at any time under the Credit Facility.

REPAYMENTS:       All principal and unpaid accrued interest on all loans under the Revolver shall be due and payable on the Maturity Date of the Revolver unless earlier accelerated after the occurrence of an Event of Default.

VOLUNTARY
PREPAYMENTS:      Prepayments may be made without premium or penalty, provided that LIBOR advances may be prepaid only on the expiration of the current Interest Period applicable thereto to avoid any penalty. Otherwise, with respect to a LIBOR or Base Rate advance, the Borrower must give the Agent at least three business days and one business day, respectively, prior written notice of the amount and time of any prepayment.
                  Prepayments of any Libor advances shall be in minimum amounts of $5,000,000 and in integral multiples of $1,000,000 and prepayments of any Base Rate advances shall be in minimum amounts of $1,000,000 and in integral multiples of $100,000.

PAYMENTS:         All payments by the Borrower shall be made not later than
                  12:00 noon (Atlanta, Georgia time) to the Agent in immediately available funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes. Any
                  Lender not organized under the laws of


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John H. Harland Company
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                  the United States or any state thereof must, prior to the time it becomes a Lender, furnish Borrower and Agent with forms or certificates as may be appropriate to verify that such Lender is exempt from U.S. tax withholding requirements.

PRICING/YIELD
PROTECTION
PROVISIONS:       Customary provisions with respect to: payment of withholding tax "gross-up" amounts; suspension of LIBOR pricing options due to illegality or inability to ascertain funding costs;
                  payment of reserve requirements, increased funding costs and capital adequacy compensation; and payment of breakage and redeployment costs in connection with fundings and repayments of LIBOR advances.

III.     CONDITIONS TO FUNDINGS

Funding will be subject to conditions customary in financings of this nature, including, but not limited to, the following:

CONDITIONS TO
INITIAL
BORROWING:        (1)      Execution and delivery of credit agreement,
                           promissory notes, guaranty agreements, and other loan documents.

                  (2) Delivery of duly executed payoff letters, in form and substance satisfactory to Agent, executed by each lender holding Indebtedness to be refinanced at closing (which shall include all obligations under Borrower's $85,000,000 private placement, Borrower's $15,000,000 term loan facility and all other Indebtedness for borrowed money of Concentrex other than purchase money debt, capital leases and obligations under the Note Agreement), together with all documents reasonably required by Agent to evidence the payoff of such Indebtedness.

                  (3) Delivery of certified articles of incorporation, good standing certificates Receipt and certified copies of other organizational documents, including bylaws, of authorizing resolutions of board of directors, and incumbency certificates for the Borrower and all guarantors.

                  (4) Delivery of favorable opinion of counsel for the Borrower and all guarantors.

                  (5) Delivery of a duly executed closing certificate, notice of initial borrowing and funds disbursement instructions.

                  (6) Delivery of certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and all guarantors in connection with the Credit Facility and any transaction being financed with the proceeds of the Credit Facility.


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John H. Harland Company
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                  (7)      Receipt and satisfactory review by the Agent of the
                           consolidated financial statements of Borrower and its subsidiaries for the fiscal quarter ending 6/30/00, and such other financial information as the Agent may request.

                  (8) Payment in full of all fees and expenses related to the Credit Facility.

                  (9)      Satisfactory lien searches received on Concentrex.

                  (10) Agent shall have received such other documents, certificates and other information in connection with the tender offer and acquisition of Concentrex as it may reasonably request.

                  (11) Agent shall have received such other documents, certificates, information or legal opinions as it or the Required Lenders may reasonably request.


CONDITIONS TO ALL
BORROWINGS:       (1)      No default or event of default shall then exist or
                           would result from such borrowing.

                  (2) All representations and warranties shall continue to be true and correct in all material respects on and as of the date of each borrowing and the issuance of each letter of credit.

                  (3) Since the date of the most recent financial statements, there shall have been no change that has had or could be reasonably expected to have a Material Adverse Effect.

IV.          REPRESENTATIONS AND WARRANTIES

Representations and warranties as to the following matters, together with other customary representations and warranties:

                  (1) Due organization, valid existence and good standing of the Borrower and all subsidiaries; power and authority to conduct their business; and qualification to conduct business in each jurisdiction in which the failure to conduct business would have a Material Adverse Effect.


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John H. Harland Company
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                  (2)      Corporate power to execute, deliver and perform all
                           loan documentation; due authorization of all loan documentation; execution, delivery and enforceability of all loan documentation.

                  (3) No consent, approval, registration or filing with any governmental authority, other than those that have been obtained or where the failure to obtain would not reasonably be expected to have a Material Adverse Effect; no violation of any law, rule, regulation, judgment, order, or ruling applicable to Borrower or any subsidiary; no violation of organization documents or any indenture or material agreement to which Borrower or any subsidiary is a party; no creation of a lien on the assets of Borrower or any subsidiary as a result of execution, delivery or performance of the loan documentation.

                  (4) Accuracy of the most recent annual audited financial statements and quarterly financial statements submitted to the Lenders and absence of any material adverse change in the financial condition of the Borrower and its subsidiaries on a consolidated basis as reflected in such financial statements.

                  (5) Absence of pending or threatened litigation that could reasonably be expected to have a Material Adverse Effect; absence of environmental liability or notice of any claim for such liability that could reasonably be expected to have a Material Adverse Effect.

                  (6) Compliance with all applicable laws and material indentures and agreements.

                  (7) Not an investment company or a company controlled by an investment company (Investment Company Act of 1940).

                  (8) Filing of all tax returns (except where failure to file is not reasonably expected to have a Material Adverse Effect) and payment of all taxes (except where being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves and is not reasonably expected to have a Material Adverse Effect).

                  (9)      Compliance with margin regulations

                  (10) Absence of transactions that would violate ERISA and that would reasonably be expected to have a Material Adverse Effect; no underfunded ERISA plans.

                  (11) Possession by the Borrower and all subsidiaries of good and marketable title to and ownership of all the assets described in the Borrower's most recent financial statements, except where


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John H. Harland Company
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                           failure to hold such title would not have a Material
                           Adverse Effect.

                  (12) Possession and maintenance of all material rights, franchises, licenses, patents, copyrights, trademarks, trade names or other intellectual property rights, free from burdensome restrictions and infringements, where such non-possession or infringement could have a Material Adverse Effect.

                  (13) No information or statement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement not misleading.

                  (14) Absence of strikes, lockouts or other material labor disputes, and absence of significant unfair labor practice, charges or grievances pending or, to Borrower's knowledge, threatened against Borrower or any subsidiary that could reasonably be expected to have a Material Adverse Effect.

                  (15) Identification of all subsidiaries of the Borrower and its subsidiaries.

                  (16) Identification of all Indebtedness and Liens of the Borrower, its subsidiaries and Concentrex as of the Closing Date other than Indebtedness and Liens which are being satisfied on the Closing Date.

V.       COVENANTS

FINANCIAL COVENANTS:       The following financial covenants shall be measured
                           on a consolidated basis in accordance with GAAP, including all majority-owned subsidiaries, at the end of each fiscal quarter:

                           TOTAL DEBT TO EBITDA

                           The Borrower and its subsidiaries shall maintain on a consolidated basis a ratio of Total Debt to EBITDA of no greater than 3.00:1.00. The Borrower's compliance with this requirement shall be calculated on a rolling four-quarter basis, measured on the last day of each fiscal quarter.


                           FIXED CHARGE COVERAGE RATIO

                           The Borrower and its subsidiaries shall maintain on a consolidated basis a ratio of (a) EBITDAR to (b) Fixed Charges of at least 2.50:1.00. The Borrower's compliance with this requirement shall be calculated on a rolling four-quarter basis, measured on the last day of each fiscal quarter.


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John H. Harland Company
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                           MINIMUM NET WORTH

                           The Borrower and its subsidiaries shall maintain a Consolidated Net Worth of an amount at least equal to the sum of (i) $141,000,000, plus (ii) 50% of cumulative positive Net Income accrued since the end of the fiscal quarter ending June 30, 2000, plus
                           (iii) 100% of the net proceeds from any equity offering, calculated quarterly on the last day of each fiscal quarter plus (iv) any non-cash charges actually taken which are associated with the accelerated write-off of any tangible or intangible assets related to the acquisition of Concentrex or to the Software Business provided that such amounts do not exceed $15,000,000 in the aggregate through the Maturity Date.


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John H. Harland Company
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REPORTING
REQUIREMENTS:     The Borrower shall deliver the following financial statements:
                  (1) its annual unqualified audited financial statements within 90 days after the end of each fiscal year, accompanied by a certificate from its certified public accountant along with a certificate from the Borrower's chief financial officer or treasurer stating that they have no knowledge of any Default or Event of Default and that the financial statements are true and correct to the best of their knowledge; (2) its quarterly unaudited financial statements within 45 days after the end of each fiscal quarter that is not the end of a fiscal year, along with a certificate from the chief financial officer or treasurer stating that such officer has no knowledge of any Default or Event of Default and that the financial statements are true and correct to the best of his or her knowledge; and
                  (3) a certificate from the chief financial officer or treasurer (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower's audited financial statements delivered in connection with the closing, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate. In each case, such financial statements shall include a balance sheet, income statement, statement of cash flows, and statement of stockholders' equity for the Borrower and its subsidiaries on a consolidated basis.

                  In addition, within 90 days after the end of each fiscal year and 45 days after the end of each fiscal quarter that is not the end of a fiscal year, the Borrower shall provide the calculations with supporting details of the financial covenants. The Borrower shall also provide other customary notification, including, without limitation, notice of any Default or of any Material Adverse Effect (collectively, the "Other Notices").


AFFIRMATIVE
COVENANTS:        Affirmative covenants as to the following matters and other customary covenants applicable to the Borrower and its subsidiaries subject to normal qualifications and exceptions:

                  (1) Maintenance of corporate existence, and all material patents, trademarks, franchises, and other intellectual property rights.

                  (2) Compliance with all laws and regulations, except where the failure to comply would not have a Material Adverse Effect.


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John H. Harland Company
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                  (3)      Payment of all obligations and claims (including all
                           taxes), except where being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves and the failure to make such payment would not have a Material Adverse Effect.

                  (4)      Maintenance of proper books and records.

                  (5) Visitation and inspection of properties, examination of books and records, and discussion with officers and accountants.

                  (6) Maintenance of property; maintenance of insurance of types and in amounts customary in Borrower's industry.

                  (7)      Use of proceeds; compliance with margin regulations.

                  (8) Notification of creation or acquisition of new subsidiaries. Receipt of a subsidiary guaranty from
                           (i) Concentrex immediately upon consummation of the merger between JH Acquisition Corp. and Concentrex Incorporated (provided that an assumption of the subsidiary guaranty of JH Acquisition Corp. may be delivered by Concentrex Incorporated in lieu of a new subsidiary guaranty) and (ii) future wholly-owned domestic subsidiaries. Receipt of stock pledge on 65% of stock of any Material Foreign Subsidiary.

NEGATIVE
COVENANTS:        Negative covenants as to the following matters and other
                  customary covenants applicable to the Borrower and its subsidiaries subject to normal qualifications and exceptions:

                  (1) Restrictions on incurring or permitting to exist any Indebtedness other than Permitted Indebtedness.

                  (2) Restrictions on granting or permitting to exist any liens and security interest except for certain customary exceptions.

                  (3) Restrictions on mergers, consolidations, sale of all or substantially all assets of Borrower or any subsidiary or the stock of any subsidiary, with certain customary exceptions; restrictions on engaging in business other than businesses of the type conducted by the Borrower and its subsidiaries on the date hereof and businesses reasonably related thereto.

                  (4) Restrictions on investments (which includes, without limitation, making loans, guarantees for the benefit of another Person) or acquisitions other than Permitted Investments and Permitted Acquisitions.

                  (5) Prohibition against dividends and other distributions related to


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John H. Harland Company
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                           common stock and on any repurchase, redemption or
                           defeasance of any common stock of the Borrower or any options, warrants, or other rights to purchase such common stock other than dividends and distributions paid in kind (a "Restricted Payment"), if a Default or Event of Default has occurred and is continuing or would be caused by the making of such Restricted Payment.

                  (6) Restrictions on dispositions of assets other than Permitted Asset Sales provided that no Permitted Asset Sale of the types described in clauses (d) -
                           (f) of the definition of Permitted Asset Sales shall be permitted if a Default or Event of Default has occurred and is continuing or would be caused by such Permitted Asset Sale. To the extent any guarantor or Material Foreign Subsidiary is sold pursuant to a Permitted Asset Sale, such guarantor shall be released from its guaranty and, in the case of a Material Foreign Subsidiary, its stock shall be released from the pledge.

                  (7) Restrictions on affiliate transactions, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such subsidiary than could be obtained on an arm's-length basis from unrelated third parties,
                           (b) transactions between or among the Borrower and any guarantors not involving any other Affiliates,
                           (c) transactions between or among the Borrower, any of its subsidiaries and any Minority Investment or subsidiary that is not a guarantor subject to the limitations set forth in the Investment covenant or
                           (d) any Restricted Payment permitted above.

                  (8) Restrictions on agreements that prohibit or limit (i) the amount of dividends or loans that may be paid or made to the Borrower by any of its wholly-owned subsidiaries other than limitations on Concentrex Incorporated in the Note Agreement or (ii) the ability of Borrower or any of its wholly-owned subsidiaries to grant any liens in any of its property.

                  (9) Restrictions on sale/leaseback transactions other than a $25,000,000 aggregate basket for digital printing equipment or other property.

                  (10) Restrictions on amendments or modifications to the Borrower's or any guarantor's organizational documents which would have a material adverse effect on the Lenders.

                  (11) Restrictions on change in fiscal year or significant change in accounting practices except as may be required by GAAP.

                  (12) Restrictions against entering into any speculative hedging


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


                           agreements. Borrower shall be permitted to enter into any hedging agreement entered into in the ordinary course of business which is designed to protect the Borrower against fluctuations in interest rates, exchange rates or fluctuations in commodity prices.

VI.      EVENTS OF DEFAULT

Customary in credit agreements of this nature including, but not limited to, the following subject to normal and customary cure periods:

                  (1) Non-payment of any principal amounts of the loans when due; and nonpayment of any interest, fees or other amounts within three Business Days of the due date thereof.

                  (2) Any representation, warranty, or statement shall be untrue or incorrect in any material respect.

                  (3) Breach of any financial covenant, negative covenant, requirement to report any Other Notices or the covenant to maintain existence.

                  (4) Breach of any other covenant or obligation which remains uncured for 30 days after the earlier of (i) any officer of Borrower becomes aware thereof, or
                           (ii) written notice thereof having been given to the Borrower.

                  (5) Failure of the Borrower or any guarantor or Material Foreign Subsidiary to make payments on any debt which individually or in the aggregate exceeds $5,000,000, or breach of any covenant or other term or condition contained in any agreement relating to such Indebtedness, in either case, causing or permitting the acceleration of such Indebtedness or requiring such Indebtedness to be prepaid or redeemed prior to its scheduled maturity; provided, however, no event of default shall occur as a result of any default or breach of covenant or condition in the Note Agreement unless such Indebtedness is accelerated and not satisfied in full within 30 days of such acceleration.

                  (6) (i) Voluntary commencement of a bankruptcy proceeding by Borrower or any guarantor or Material Foreign Subsidiary, (ii) an involuntary commencement of a bankruptcy proceeding which remains undismissed for 60 days or (iii) failure to pay its debts as they become due.


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John H. Harland Company
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                  (7)      Occurrence of an ERISA event with respect to the
                           Borrower or any subsidiary which could result in liability in an aggregate amount exceeding $5,000,000.

                  (8) Any final judgment or order where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $5,000,000, or otherwise has a Material Adverse Effect, shall be rendered against the Borrower or any guarantor or Material Foreign Subsidiary, which judgment remains in effect for 30 days without being paid, stayed or dismissed.

                  (9)      A Change in Control shall occur.

                  (10) Termination or invalidity of guaranty agreement or the Borrower or any guarantor shall challenge the validity of any loan document.

                  (11) Any event of default shall occur under, or the Borrower or any subsidiary shall breach any term or condition of, any loan document (after giving effect to any cure or grace periods therein).

PARTICIPATIONS AND
ASSIGNMENTS:      Assignments to other banks and financial institutions of the
                  Credit Facility will be permitted by any Lender with the written approval of the Borrower and the Agent (such approval not to be unreasonably withheld or delayed, and such approval not required by Borrower if an Event of Default has occurred) in minimum increments of $5,000,000, provided, however, that
                  (I) no such consent of the Borrower or the Agent shall be required to any assignment by a Lender to an affiliate of such Lender and (ii) the minimum increment requirement shall not apply if a Lender is assigning its entire commitment. An administrative fee of $1,000 shall be due and payable by such assigning Lender to the Agent upon the occurrence of any assignment. Participations to other banks and financial institutions will be permitted without restriction. Such participation will not release the selling Lender from its obligations with respect to the Credit Facility and each lender will retain the sole right to consent, modify or waive any provisions of the loan documents (except that each such participant shall have the right to approve any amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such loans, extending any scheduled principal payment date or date fixed for the payment of interest on any loans, or increasing its Revolving Credit Commitment, or releasing all or any material portion of the Collateral or releasing any guarantor other than as permitted under the loan documents).

REQUIRED LENDERS: Lenders holding more than 50% of the outstanding commitments for the Credit Facility.


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John H. Harland Company
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INDEMNIFICATION:  The Borrower shall pay (I) all reasonable, out-of-pocket costs and expenses of the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent and its Affiliates, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the loan documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated herein shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Agent, the Issuing Bank or any Lender in connection with the enforcement of its rights in connection with the loan documentation or the loans made thereunder or letters of credit issued thereunder. The Borrower shall indemnify the Agent and each Lender against all reasonable costs, losses, liabilities, damages, and expenses incurred by them in connection with any investigation, litigation, or other proceedings relating to the Credit Facility, except for instances of gross negligence or willful misconduct on the part of the indemnified party.

GOVERNING LAW:    State of Georgia


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John H. Harland Company
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                                    EXHIBIT A
                              SELECTED DEFINITIONS

         APPLICABLE MARGIN shall mean the percentage designated in the "Pricing Grid" attached hereto as Exhibit B based on the Borrower's ratio of Total Debt to EBITDA. The Applicable Margin shall initially be 1.00%, provided, however, that upon delivery to the Agent of Borrower's financial statements for the fiscal quarter ending September 30, 2000, the Applicable Margin shall be reset to the percentage designated in Exhibit B based on the Borrower's ratio of Total Debt to EBITDA for the preceding four fiscal quarter period then ending, measured quarterly, such Applicable Margin being effective as of the second business day following the date that the Agent receives the Borrower's applicable financial statements.

         BASE RATE shall mean the higher of (i) the rate which SunTrust announces from time to time as its prime lending rate, as in effect from time to time, or (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (1/2%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The SunTrust prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. SunTrust may make commercial loans or other loans at rates of interest at, above, or below the SunTrust prime lending rate.

         CHANGE IN CONTROL shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

          CONSOLIDATED NET WORTH shall mean, as of any date, (i) the total assets of the Borrower and its subsidiaries that would be reflected on the Borrower's consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of subsidiaries, minus the sum of
(i) the total liabilities of the Borrower and its subsidiaries that would be reflected on the Borrower's consolidated balance sheet as of such date prepared in accordance with GAAP and (ii) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.

         EBITDA shall mean, for the Borrower and its subsidiaries for any period, an amount equal to the sum of (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP in each case for such period.


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


John H. Harland Company
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         EBITDAR shall mean, for the Borrower and its subsidiaries for any period, an amount equal to the sum of (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) Lease Expense, and (v) all other non-cash charges, determined on a consolidated basis in accordance with GAAP in each case for such period.

         FIXED CHARGES shall mean, for the Borrower and its subsidiaries for any period, the sum (without duplication) of (a) Interest Expense, net of interest income, for such period and (b) Lease Expense for such period.

         INDEBTEDNESS of any person shall mean, without duplication, such person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property or asset now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by bonds, notes, acceptances or other instruments, (v) capitalized lease obligations, (vi) guaranties, letter of credit reimbursement obligations and other contingent obligations in respect of other types of Indebtedness, (vii) Off-Balance Sheet Liabilities, and (viii) obligations under any interest rate hedge agreement, foreign exchange agreement or commodity hedging agreement. For purposes of determining Indebtedness under clause (viii) the "principal amount" of the obligations of the Borrower or any subsidiary in respect to any hedge agreement or foreign exchange agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such subsidiary would be required to pay if such hedging agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

          INTANGIBLE ASSETS shall mean assets which are classified as intangible assets in accordance with GAAP.

          INTEREST EXPENSE shall mean, for the Borrower and its subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total cash interest expense, including without limitation the interest component of any payments in respect of capital leases capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under hedging agreements during such period (whether or not actually paid or received during such period).

         INTEREST PERIOD shall mean with respect to LIBOR loans, the period of 1, 2, 3 or 6 months selected by the Borrower pursuant to the terms of the Credit Facility and subject to customary adjustments in duration. With respect to any Swingline loan, the Interest Period shall not exceed 7 days.

          LEASE EXPENSE shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its subsidiaries with respect to leases of real and personal property (excluding capital leases) determined on a consolidated basis in accordance with GAAP for such period.


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


John H. Harland Company
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         LIBOR shall mean, for any Interest Period, the British Bankers'
Association Interest Settlement Rate for deposits in U.S. dollars for a period comparable to the Interest Period appearing on Telerate Screen Page 3750, as of 11:00 a.m. London time, on the day that is two business days prior to the Interest Period. Such rates may be adjusted for any applicable reserve requirements.

          MATERIAL ADVERSE EFFECT shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its subsidiaries taken as a whole, (ii) the ability of the Borrower or any subsidiary to perform any of their respective obligations under the loan documents, (iii) the rights and remedies of the Agent, the Issuing Bank and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the loan documents.

         MINORITY INVESTMENT shall mean with respect to any Person, any corporation or other entity (including, without limitation, limited liability companies, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, of which some but not more than 50% of the total combined voting power of all classes of voting stock or other ownership interests, at the time as of which any determination is being made, is owned by such Person, either directly or indirectly through one or more other Subsidiaries.

          NET INCOME shall mean, for any period, the net income (or loss) of the Borrower and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any subsidiary of the Borrower in the unremitted earnings of any Person that is not a subsidiary, (iv) any income (or loss) of any Person accrued prior to the date it becomes a subsidiary or is merged into or consolidated with the Borrower or any subsidiary on the date that such Person's assets are acquired by the Borrower or any subsidiary and (v) any income (or loss) of any subsidiary which is not a guarantor to the extent the payment of such income in the form of dividends or other distributions to the Borrower or any subsidiary is currently prohibited whether on account of restrictions in organizational documents or restrictions in any agreement, document, contract, deed or other instrument applicable to such subsidiary.

         NOTE AGREEMENT shall mean that certain Note Purchase Agreement dated as of August 13, 1999 among Concentrex Incorporated (as successor to CFI ProServices, Inc.), Ultradata Corporation, Meca Software, LLC, Moneyscape Holdings, Inc. and the Purchasers listed on Exhibit A thereto pursuant to which, as of the Closing Date, not more than $7,500,000 in principal amount is outstanding.

         OFF-BALANCE SHEET LIABILITIES of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability (i.e., the portion guaranteed) of such Person under any Synthetic Lease or (iv) any obligation arising with respect to any other


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


John H. Harland Company
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transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

         PERMITTED ACQUISITIONS shall mean (i) the acquisition of Concentrex and
(ii) any other acquisition so long as (a) at the time of such acquisition, no Default or Event of Default is in existence, (b) such acquisition has been approved by the board of directors of the Person being acquired prior to any public announcement thereof, and (c) the total consideration (including all cash, debt, stock and other property, and assumption of obligations for borrowed money) of any single acquisition or series of related acquisitions does not exceed $50,000,000. As used herein, acquisitions will be considered related acquisitions if the sellers under such acquisitions are the same Person or any affiliate thereof.

         PERMITTED ASSET SALES shall mean:

         (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business (including any dispositions associated with a closed plant);

         (b)      the sale of inventory in the ordinary course of business;

         (c) the sale of any asset pursuant to any permitted sale-leaseback transaction;

         (d) any other sale or other disposition of assets unrelated to the Software Business provided that the aggregate book value of all assets sold or disposed (excluding assets sold under clauses (a), (b), (c), (e) and (f) hereof) from the Closing Date through the Maturity Date shall not exceed 10% of the book value of Total Tangible Assets calculated at the time immediately prior to the proposed sale or disposition;

         (e) any other sale or other disposition of Intangible Assets related to the Borrower's Software Business provided that the aggregate book value of all such Intangible Assets sold or disposed under this clause (e) from the Closing Date through the Maturity Date shall not exceed $126,000,000; and

         (f) any other sale or other disposition of Tangible Assets related to the Borrower's Software Business provided that the aggregate book value of all such Tangible Assets sold or disposed under this clause (f) from the Closing Date through the Maturity Date shall not exceed $76,000,000.

         PERMITTED INDEBTEDNESS shall mean:

         (a)      Indebtedness created pursuant to the Credit Facility;

         (b) Indebtedness existing on the Closing Date (other than obligations under the Note Agreement which shall be subject to clause (g) hereof) which is disclosed and acceptable to the Agent and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof unless permitted hereunder) (immediately prior to giving effect to such extension, renewal or replacement);


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John H. Harland Company
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         (c)      Indebtedness of the Borrower or any subsidiary other than any
Indebtedness under any Synthetic Lease incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital lease obligations and any Indebtedness assumed in connection with the acquisition of any such assets secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements; provided, further, that the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;

         (d) Indebtedness of the Borrower owing to any subsidiary and of any subsidiary owing to the Borrower or any other subsidiary; provided, that any such Indebtedness that is owed to a subsidiary that is not a guarantor shall be subject to the Investment covenant;

         (e) Guaranties by the Borrower of Indebtedness of any subsidiary or Minority Investment and by any subsidiary of Indebtedness of the Borrower or any other subsidiary or Minority Investment; provided, that guaranties by the Borrower or any guarantor of Indebtedness of any subsidiary or Minority Investment that is not a guarantor shall be subject to the Investment covenant;

         (f) Indebtedness in respect of obligations under permitted hedging agreements; and

         (g) Indebtedness under Synthetic Leases and other unsecured Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

         PERMITTED INVESTMENTS shall mean:

         (a) Investments existing on the Closing Date which are disclosed and acceptable to the Agent;

         (b)      cash and cash equivalents;

         (c) Guaranties constituting Permitted Indebtedness; provided, that the aggregate principal amount of Indebtedness of subsidiaries that are not guarantors shall be subject to the limitations set forth in clause (d) below;

         (d) Investments made by the Borrower in or to any subsidiary or any Minority Investment and by any subsidiary to the Borrower or in or to another subsidiary or Minority Investment; provided, that the aggregate amount of Investments by the Borrower or any guarantor in or to, and Guarantees by the Borrower or any guarantor of any subsidiary or Minority Investment that is not a guarantor (excluding all Investments and Guarantees permitted under clause (a) above) shall not exceed $25,000,000 at any time outstanding;

         (e) initial Investments made by the Borrower in Concentrex prior to Concentrex becoming a guarantor in an amount not to exceed $125,000,000 the proceeds of which are used to purchase common stock of Concentrex Incorporated and to satisfy certain Indebtedness of Concentrex;

         (f) loans or advances to employees, officers or directors of the Borrower or any subsidiary in the ordinary course of business; and


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John H. Harland Company
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         (g)      permitted hedging agreements.

         SOFTWARE BUSINESS shall mean the operations of the Borrower and its subsidiaries which relate to software and technology applications provided primarily to financial institutions.

         SWINGLINE RATE shall mean, for any Interest Period, either the Base Rate or the rate as offered by the Agent and accepted by the Borrower. The Borrower is under no obligation to accept this offered rate and the Agent is under no obligation to provide it.

         SYNTHETIC LEASE shall mean any synthetic lease, tax retention operating lease or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

         TANGIBLE ASSETS shall mean assets which are not Intangible Assets.

         TOTAL TANGIBLE ASSETS shall mean all of the Tangible Assets of the Borrower and its subsidiaries on a consolidated basis.

         TOTAL REVENUE shall mean all of the revenue of the Borrower and its subsidiaries on a consolidated basis.

         TOTAL DEBT shall mean, at any time, all then currently outstanding obligations, liabilities and indebtedness of the Borrower and its subsidiaries on a consolidated basis of the types described in the definition of Indebtedness (other than as described in subsection (viii) thereof), including, but not limited to, all obligations under the loan documents.


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


John H. Harland Company
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                                    EXHIBIT B

                                  PRICING GRID

                                                FIVE-YEAR REVOLVING CREDIT FACILITY
                                -----------------------------------------------------------
(Basis Points Per Annum)                           TOTAL DEBT TO EBITDA
                                -----------------------------------------------------------
                                Level I     Level II    Level III     Level IV      Level V
                                -----------------------------------------------------------
FACILITY PRICING                < 1.00      > 1.00 &    >  1.50 &     > 2.00 &      > 2.50
                                            -           -             -             -
                                            < 1.50      <  2.00       < 2.50
-------------------------------------------------------------------------------------------
APPLICABLE MARGIN                 75.0        87.5        100.0        112.5         125.0
-------------------------------------------------------------------------------------------
COMMITMENT FEE                    17.5        20.0         22.5         25.0          30.0
-------------------------------------------------------------------------------------------


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Confidential                          21           SunTrust Equitable Securities